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PSB GROUP, INC.

                                                                    EXHIBIT 99.2

August 14, 2007

Dear PSB Group Shareholder

On August 14th, PSB Group announced a restatement of second-quarter 2007 earnings. This was necessitated by an increase in the loan loss reserve of $1,500,000. Results for the second quarter of 2007 now reflect a net loss of $339,000, compared to net income of $938,000 in the second quarter of 2006. Earnings to date for 2007 now total $563,000 as of June 30, 2007, compared to $1,673,000 as of June 30, 2006.

I would like to explain our rationale behind restating our second quarter earnings for 2007. I want you to know this is highly unusual for PSBG and is not a matter we take lightly. We take great pride in the accuracy of our earnings reports -- whether we like the results we are reporting or not. In this case, after a very thorough review of our loan portfolio, we felt it was necessary to restate earnings.

There is a new management team in place at PSBG on the lending side of the company. We have a new Chief Lending Officer -- Michael Banks and a new Chief Credit Officer -- Jeffrey Moore. They bring significant experience from senior credit positions at two large regional banks. The new team has been conducting a detailed review of the loan portfolio and our non-performing loans. Their assessment of the portfolio and the potential losses led to a recommendation to the board to significantly increase the provision for loan losses.

The main weaknesses in the lending portfolio are in the residential real estate development loans and in the residential lending portfolio. Sales of new homes and sales of existing residences are very slow in the Southeast Michigan market. Developers have been unable to meet their repayment obligations given the slow sales and the substantial declines in selling prices. The declining values for real estate and the extended selling periods led us to reassess our position on development loans. We do not foresee a turnaround in the Michigan market in the near term and decided to write down the value of these loans accordingly.

We are taking aggressive steps to protect our collateral and to collect on the problem loans we have. We anticipate it will take us twelve to twenty four months to collect on our development loans. We are not in this alone -- it is a problem for many Michigan banks. We have been proactive in dealing with this issue and recognizing the weakness in the market.

The underlying fundamentals of the bank are positive. Our clients are very satisfied with our service quality, we have developed exciting new retail and business products, our new branches are exceeding industry benchmarks for growth, and we have an outstanding group of employees who are dedicated to making Peoples State Bank "The Community Bank" in Southeast Michigan. Our new management team, with the support and guidance of the board of directors, is dealing with the legacy issues in the company -- and we are dealing with them aggressively.

Peoples State Bank is now better positioned to compete. The difficult Michigan economy is both a challenge and an opportunity. We believe the company is positioned to take advantage of our unique market position -- all of the products and services you can only get at big banks -- with the personal attention and service you can only get at a community bank. We appreciate your continued confidence in your company.

Sincerely,


/s/ Michael J. Tierney
Michael J. Tierney
President & CEO
PSB Group, Inc.